Exhibit 99.1

Rita M. O’Connor Appointed Chief Financial Officer of PLx Pharma

Former CFO of Mucinex Innovator, Adams Respiratory Therapeutics, Joins Company

HOUSTON, May 2, 2017 -- PLx Pharma Inc. (NASDAQ:PLXP) (“PLx” or the “Company”), a late- stage specialty pharmaceutical company focused on commercializing two patent-protected products, Aspertec™ 325 mg and Aspertec™ 81 mg (referred to together as “Aspertec”™), announced today the appointment of Rita M. O’Connor as Chief Financial Officer (CFO), effective July 1, 2017. Ms. O’Connor succeeds David Jorden, who has served as the Company’s Acting CFO since June 2015 and previously served as a PLx board member since 2005. Mr.

Jorden will transition at the end of July.

Ms. O’Connor, the former CFO of Mucinex® innovator, Adams Respiratory Therapeutics, brings an extensive background in finance, strategic partnering, merger and acquisitions and equity fundraising in both public and private offerings to PLx, which recently completed its merger with Dipexium Pharmaceuticals, Inc (“Dipexium”).

“David has been a valued partner, and we are grateful for his contributions as Acting CFO and through PLx’s recently-closed merger with Dipexium. Our transition to a full-time CFO is part of a natural and planned process that recognizes PLx’s status as a newly public company. We wish him well in his future endeavors,” stated Natasha Giordano, President and Chief Executive Officer of PLx.

“We are pleased to welcome Rita to PLx at this important juncture in our development as we transition into a commercial-stage pharmaceutical company. Her considerable financial acumen and wide-ranging, senior management experience will be important assets as we seek to commercialize Aspertec, and essential to our continued success,” added Ms. Giordano.

Ms. O’Connor joins PLx from the Kent Place School, an all-girls college preparatory school, where she has served as CFO since 2013. She was previously the CFO and Chief Information Officer at Xanodyne Pharmaceuticals, an integrated specialty pharmaceutical company focused on women’s health and pain management, prior to which she was Chief Financial Officer and Treasurer of Adams Respiratory Therapeutics, a specialty pharmaceutical company focused on OTC and prescription products for the treatment of respiratory disorders.

Earlier in her career she held positions of increasing responsibility during an eight-year tenure at Schering-Plough Corporation. She began her career at Deloitte and Touche.

Ms. O'Connor is a licensed certified public accountant and earned her Bachelor of Science in Accounting from Rutgers University.

About Aspertec

Aspertec is an FDA approved aspirin product being developed to provide high-risk cardiovascular and stroke patients with more reliable and predictable antiplatelet efficacy as compared to enteric coated aspirin, while also reducing the adverse gastric events common in an acute setting. PLx is focused on completing manufacturing scale-up and label finalization for Aspertec 325 mg aspirin dosage form and preparing an sNDA for Aspertec 81 mg maintenance dose form.

About PLx Pharma Inc.

PLx Pharma Inc. is a late-stage specialty pharmaceutical company focused on developing its clinically validated and patent-protected PLxGuard™ delivery system to provide safe and effective aspirin products. The PLxGuard delivery system works by targeting delivery of active pharmaceutical ingredients (API) to various portions of the gastrointestinal (GI) tract. PLx believes this has the potential to improve the absorption of many drugs currently on the market or in development, and to reduce acute GI side effects—including erosions, ulcers and bleeding—associated with aspirin and ibuprofen, and potentially other drugs.

To learn more about PLx Pharma Inc. and its pipeline, please visit www.plxpharma.com.

Forward Looking Statements

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any products or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to PLx may identify forward- looking statements. PLx cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward- looking statements or historical experience include risks and uncertainties, including the failure by PLx to secure and maintain relationships with collaborators; risks relating to clinical trials; risks related to any litigation or post-closing disputes arising out of matters related to PLx’s merger with Dipexium; risks relating to the commercialization, if any, of PLx’s proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property and risks that PLx may lack the financial resources and access to capital to fund proposed operations. Further information on the factors and risks that could affect PLx’s business, financial conditions and results of operations are contained in PLx’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. Other risks and uncertainties are more fully described in Dipexium’s Registration Statement on Form S-4 filed with the SEC, and in other filings that PLx will make going forward. The forward-looking statements represent PLx’s estimate as of the date hereof only, and PLx specifically disclaims any duty or obligation to update forward-looking statements.

Contact

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Media:

Ann Smith, Coyne Public Relations

T: 973-588-2385

E: asmith@coynepr.com

Source: PLx Pharma Inc.